Exhibit 16.1

May 13, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Captaris, Inc.’s Form 8-K/A (Amendment No. 1) dated April 13, 2005, and have the following comments:

1.	We agree with the statements made in paragraphs (a), (b), (c) and (e).

2.	We agree with the statements made in subparagraphs 1, 2, 3 and 5 of paragraph (d). We have no basis upon which to agree or disagree with the statements made in subparagraph 4.

3.	We have no basis on which to agree or disagree with the statements made in paragraph (f).

Yours truly,

/s/ DELOITTE & TOUCHE LLP

      Seattle, Washington